Exhibit 10.2

                               COMMERCIAL SUBLEASE

     THIS SUBLEASE ("Sublease"), dated and effective as of June 1, 2003 ("Effective Date"), is by and between P-Com, Inc., a Delaware corporation ("Sublandlord"), and Procera Networks, Inc, a Delaware corporation ("Subtenant").

     WHEREAS, Bryan T. D. Trust, ("Original Landlord"), and Sublandlord have entered into a lease dated May 1, 2000 ("Lease"), with regard to the premises commonly known as 3165-3175 South Winchester Boulevard, Campbell, CA 95008 ("Premises").

     WHEREAS, Lease has been subsequently amended by a First Amendment to Lease dated as of March 13, 2002 ("First Amendment"), by and between Bryan Family Partnership II, Ltd., as successor in interest to Original Landlord ("Landlord"), and Sublandlord.

     WHEREAS, the Lease has been subsequently amended by a Second Amendment to Lease dated as of May 1, 2003 ("Second Amendment"), by and between Landlord and Sublandlord. As used herein, unless the context otherwise requires, the term "Lease" refers collectively to the Lease, the First Amendment, the Second Amendment, and all other contractual obligations of Sublandlord to Landlord with respect to the Premises.

     WHEREAS, Sublandlord and Subtenant wish to enter into this Sublease for approximately 3,200 square feet of the Premises and to share certain common areas of the Premises (the "Sublease Premises") for a term of 6 months, as more particularly set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Sublease of Premises. Subject to the terms and conditions herein set forth, Sublandlord hereby subleases the Sublease Premises to Subtenant, as set forth on the map of the Premises attached hereto as Exhibit A, to have and to hold for a period of 6 months commencing on the Effective Date and terminating on the first anniversary thereof, unless earlier terminated in accordance with the terms hereof ("Term"). Upon the expiration of the original Term, Subtenant shall sublease the Sublease Premises on a month-to-month basis unless terminated by either party giving thirty (30) days written notice.

     2. Payment. Subtenant shall pay to Sublandlord an amount equal to $3,200.00 ("Payment") per month in advance on the first day of each and every month during the Term, with the amount for any broken portion of a calendar month in which this Sublease terminates being prorated.

     3. Security Deposit. Concurrently with the execution and delivery of this Sublease by all parties, Subtenant shall deposit with Sublandlord an amount equal to $3,200.00 ("Security Deposit") to secure Subtenant's full and faithful performance of all the obligations herein set forth. Sublandlord shall not be required to pay interest on the Security Deposit or to maintain the Security Deposit in a separate account. If any sum payable by Subtenant, or if Sublandlord suffers any loss, cost or expense as a result of Subtenant's non-performance of any obligation or covenant herein, then Sublandlord, at its option and without limiting any other remedy, may use and apply any part of the Security Deposit to compensate Sublandlord for the payments not made or the loss, cost or expense suffered by Sublandlord. Within thirty (30) days after the later of (a) the expiration or earlier termination of the Term, or (b) Subtenant's vacating the Sublease Premises, Sublandlord shall return the Security Deposit to Subtenant, less such portion thereof as Sublandlord may have used to satisfy Subtenant's obligations and less such other sums as Sublandlord reasonably expects to be due from Subtenant, together with a detailed written accounting of all amounts so withheld.

     4.     Overhead.

          (a) From and after the Effective Date, Subtenant shall pay a monthly payment in the amount of $2,300.00 to cover Subtenant's use of all basic utilities for the Sublease Premises, including electric power, gas, water and access to the inside telephone wire lines. This payment shall also cover Subtenant's share of the triple net expenses under the Lease, one DSL line, receptionist service, janitorial service, common area maintenance and the reasonable use of Premise's lunchroom. Should such monthly overhead payment fail to adequately reimburse Sublandlord's actual expenses, then Subtenant shall pay Sublandlord for such monthly overages in overhead expenses. In making such a determination of the Subtenant's portion of the variable monthly overhead expenses, Sublandlord shall calculate such costs based on the percent of the Sublease Premise's square footage to the overall Premises.

          (b) Sublandlord shall invoice Subtenant on a monthly basis for all telephone charges incurred by Subtenant, excepting the basic access charge to Subtenant's phone system. For the first full invoice period of the Sublease, Subtenant shall pay for a manual calculation of Subtenant's telephone expenses. Based on the results of the manual calculation, Subtenant shall decide, in its discretion, to pay for the remainder of the Term either for a monthly manual calculation of the telephone expenses or pay the amount calculated by the existing accounting system. In the event that the Subtenant elects to pay the amount calculated by the existing accounting system, Sublandlord retains the right to audit any monthly telephone expenses. In the event the audit shows that Subtenant is paying less than the updated tariff amounts that may not be accurately charged by the accounting system, Subtenant shall remit payment for such underpayment.

          (c) In addition to the monthly payment described in Section 4(a) herein, Subtenant shall pay a monthly payment in the amount of $250.00 to cover Subtenant's use of one designated copier owed by Sublandlord. This payment shall cover service and toner for the copier but shall not include the provision of paper.

     5.     Occupant Covenants.

          (a) Subtenant acknowledges receipt of the Lease, and agrees to observe and perform all Sublandlord's covenants in the Lease with respect to the Sublease Premises and any common areas regarding the use, maintenance, repair, and upkeep of the Sublease Premises, and other similar non-financial occupant-related covenants of Sublandlord under the Lease (collectively, "Occupant Covenants"), including all Occupant Covenants contained in the following Paragraphs or Exhibits of the Lease:

          Paragraph 11       Use of Premises
          Paragraph 13       Alterations
          Paragraph 20       Signs
          Paragraph 21       Insurance
          Paragraph 23       Damage or Destruction
          Paragraph 25       Assignment and Subletting
          Paragraph 37       Parking
          Exhibit C          Rules and Regulations

          (b) The foregoing Paragraphs of the Lease are incorporated by reference herein, and all Occupant Covenants set forth therein shall be enforceable by Sublandlord against Subtenant hereunder.

          (c) If, pursuant to Article 7 of the Lease, Landlord applies any part of Sublandlord's security deposit in compensation for or against any loss, cost or expense suffered by Landlord or Sublandlord solely as a consequence of Subtenant's failure to observe and perform all Sublandlord's covenants in the Lease regarding the use of the Sublease Premises, or any of the terms of this Sublease, Subtenant shall pay to Sublandlord an amount equal to the amount of Sublandlord's security deposit so applied by Landlord.

     6. No Further Assignments. Without limiting the generality of Section 5 of this Sublease, Subtenant shall not assign this Lease or any of Subtenant's rights or obligations hereunder, or sublet or permit anyone to occupy the Sublease Premises or any part thereof, without the prior written consent of Sublandlord, which consent may be granted or withheld in the Sublandlord's sole and absolute discretion, and without first complying with all the provisions of
Article 25 of the Lease as they may relate to and be enforceable by Landlord under the Lease, and Sublandlord under the Lease and hereunder.

     7. Holdover. Without limiting the generality of Section 5 of this Sublease, nothing in this Sublease, and no action or inaction by Sublandlord hereunder or under the Lease, gives Subtenant any rights to use or occupy the Sublease Premises after the expiration or earlier termination of the Term, and Subtenant agrees to vacate the Sublease Premises immediately upon the expiration or earlier termination of the Term. Subtenant acknowledges that, if Subtenant fails to surrender the Sublease Premises or any portion thereof at the expiration or earlier termination of the Term, it will be conclusively presumed that the value to Subtenant of remaining in possession, and the loss that will be suffered by Sublandord as a result thereof, far exceed the amount of the Payment that would have been payable had the Term continued during such holdover period. Therefore, if Subtenant, or any person claiming through Subtenant, does not immediately surrender the Sublease Premises any part thereof upon the expiration or earlier termination of the Term, the monthly rent shall be increased to equal two times the amount of the Payment ("Holdover Payment").
The Holdover Payment shall be payable on the first day of such holdover period and first day of each calendar month thereafter during such holder period until the Sublease Premises have been vacated. Notwithstanding any other provision of this Sublease to the contrary, Sublandlord's acceptance of any Holdover Payment shall not in any manner adversely affect Sublandlord's other rights and remedies, including Sublandlord's right to evict Subtenant, recover all damages, or take any appropriate action authorized under the Lease. Any holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month.

     8. Surrender of Premises. Without limiting the generality of Section 5 of this Sublease, Subtenant shall comply with all the provisions of Article 14 of the Lease regarding the surrender of the Sublease Premises upon the expiration or earlier termination of the Term, including surrendering the Sublease Premises in the same order and condition in which they were on the commencement of the Term (ordinary wear and tear consistent with the permitted use hereunder and under the Lease, and insured casualty, expected).

     9. Insurance. Subtenant shall take out and keep in force during the Term such insurance in respect of the Sublease Premises as to comply with the obligations of Sublandlord under the Lease and shall be subject, as regards both Landlord and Sublandlord, to the same obligations and same limitations of liability with respect to damage, loss, or injury as are set out in the Lease. Subtenant shall not be required to comply with the obligations imposed under Paragraph 21(b)(iii), (C), (D), and (E) of the Lease. Upon request of Sublandlord, Subtenant shall provide evidence of such insurance by giving Sublandlord a certificate of insurance, which names Sublandlord and Landlord as additional insureds and/or loss payees, and gives Sublandlord and Landlord the right to receive written notice from the insurance carrier of any change in policy coverage, endorsements or limits at least thirty (30) days before such change takes effect. By this Sublease, Subtenant waives any right of subrogation in favor of Subtenant against Landlord.

     10. Use of Premises. Subtenant shall use its best efforts to ensure that its employees do not enter or use the Premises other than the Sublease Premises. Subtenant and its employees shall not be allowed to use any of Sublandlord's facilities or equipment, including Sublandlord's copiers, facsimiles or other machines and equipment, other than as expressly set forth in this Sublease or as approved by Sublandlord. Subtenant may use the shipping area of the Premises (the "Shipping Area"). With respect to any shipments or deliveries made to the Shipping Area, Sublandlord's employees shall notify Subtenant of such shipments or deliveries. It is Subtenant's responsibility to provide to Sublandlord the contact information of the employees who shall be notified of any such shipments or deliveries. Sublandlord shall not accept delivery of any such shipments or deliveries and shall not be liable to Subtenant in connection with any deliveries or shipments described herein.

     11. Indemnification. Subtenant shall defend, protect, hold harmless and indemnify Sublandlord and its agents, employees, contractors, stockholders, officers, directors, successors and assigns with respect to all judgments, claims, damages, actions, losses, penalties, fines, liabilities and other expenses (including, but not limited to, reasonable attorneys, consultants', and expert witnesses' fees) which result from or arise out of the Subtenant's or its agents, employees, contractors or invitees use of the Sublease Premises. The foregoing obligations shall survive the expiration or earlier termination of this Sublease.

     12.     Sublandlord's Covenants.  Sublandlord covenants with Subtenant:

          (a)     For quiet enjoyment of the Sublease Premises.

          (b)     To pay all amounts reserved to it under the Lease.

          (c) To enforce Landlord's obligations under the Lease for the benefit of Subtenant.

     13. Improvements. Subtenant shall make no improvements or alterations to the Sublease Premises without the prior written consent of Sublandlord (which consent shall not to be unreasonably withheld) and Landlord (as required by Paragraph 9 of the Lease).

     14. Default. Subtenant shall be in default under this Sublease if any of the following occurs (each, an "Event of Default"):

          (a) Subtenant fails to make when due any Payment, or other payment required hereunder, which failure continues for five days after Sublandlord delivers written notice thereof to subtenant.

          (b) Subtenant fails to perform or observe any material term, covenant or condition of this Sublease, or any incorporated and applicable provision of the Lease, which failure continues for twenty days after Sublandlord delivers written notice thereof to Subtenant; provided, however, if Subtenant commences to cure such default during such twenty-day period, and such default cannot be cured within such period despite diligent effort, Subtenant shall be afforded such additional time as may reasonably be required to affect a cure, provided that Subtenant continues to diligently pursue such cure.

          (c)     Subtenant abandons the Sublease Remises.

          (d) Subtenant fails to observe and perform any Occupant Covenant as required under Section 5 of this Sublease, which failure results in Sublandlord being in default under the Lease.

     15. Remedies Upon Default. Upon the occurrence of an Event of Default, Sublandord shall have the right to take any action against Subtenant described in Paragraph 26(A) of the Lease (for purposes of construction only, substituting the term "Sublandlord" for "Landlord", and the term "Subtenant" for "Tenant", herein), which Lease provision is incorporated herein by reference. Without limiting the generality of the foregoing, following an Event of Default, Sublandlord shall have the right to take one or more of the following actions: terminate this Sublease, terminate Subtenant's right of possession, take possession of the Sublease Premises, relet the Sublease Premises, collect all amounts due hereunder, retain the Security Deposit, and any other action permitted under applicable law. Sublandlord's rights and remedies set forth in this Sublease are cumulative and in addition to Sublandlord's other rights and remedies at law or in equity. Sublandlord's exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Sublandlord's delay or failure to exercise or enforce any of Sublandlord's rights or remedies or Subtenants's obligations shall not constitute a waiver of any such rights, remedies or obligations. Sublandlord shall not be deemed to have waived any default unless such waiver expressly is set forth in any instrument signed by Sublandlord.

     16. Termination. The Term shall immediately terminate, and this Sublease shall have no further force or effect, upon the occurrence of any of the following events:

          (a) The liquidation, dissolution or bankruptcy of (including the appointment of a receiver or trustee for) either party.

          (b)     Sublandlord's default under the Lease.

          (c)     The termination of the Lease for any reason.

          (d)     The occurrence of an Event of Default.

     17.     Disclaimer of Interest in Landlord's Security Deposit.   Subtenant
expressly disclaims any right to or interest in any security deposits or other refundable payments by Sublandlord to Landlord, or its predecessors, under the Lease.

     18. Governing Law. This Sublease shall be construed and enforced in accordance with and governed by the laws of the state of California, without regard to the choice of law provisions thereof. Each party hereto irrevocably consents to the exclusive jurisdiction of the courts of the State of California and the United States federal courts situated in the State of California in connection with any action to enforce the provisions of this Sublease, to recover damages or other relief for breach under this Sublease, or otherwise arising under or by reason of this Sublease.





P-COM, INC.                                   PROCERA NETWORKS, INC.




By:     /s/ George Roberts                    By: /s/ Jay R. Zerfoss
    --------------------------------          -----------------------------
        Chairman of the Board, CEO                Vice President


Address for Notices:                          Address for Notices:
--------------------                          --------------------

3175 South Winchester Boulevard               3175 South Winchester Boulevard
Campbell, California 95008                    Campbell, California 95008
Attn: Daniel Rumsey, General Counsel          Attn:  Doug Glader, CEO
T 408.874-4468                                T 408.874-4600
F 408.866-3655                                F 408.4644